Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

RITTER PHARMACEUTICALS, INC.
a Delaware corporation

Ritter Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

Article IV of the Restated Certificate of Incorporation of this Corporation shall be amended to add after the first paragraph thereof the following paragraph:

“Upon the effectiveness of the Certificate of Amendment of the Restated Certificate of Incorporation adding this paragraph (the "Effective Time"), each seven and fifteen-on hundredths (7.15) shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.001 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split "). The Reverse Stock Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon or as a result of the Reverse Stock Split. In lieu of any fractional shares to which the holder would otherwise be entitled as a result of the Reverse Stock Split, the Corporation shall pay an amount of cash (without interest or deduction) equal to the product of (i) the fractional share of Common Stock to which the holder would otherwise be entitled multiplied by (ii) the fair market value per share thereof as of the Effective Time as determined in good faith by the Board of Directors of the Corporation. Each certificate or book entry that immediately prior to the Effective Time represented shares of Common Stock shall thereafter be deemed to represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry shall have been combined, subject to the elimination of fractional share interests as described above.”

This Certificate of Amendment was duly adopted in accordance with Section 228 and 242 of the General Corporation Law of the State of Delaware.

In witness whereof, Ritter Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this 17 day of June, 2015.

RITTER PHARMACEUTICALS, INC.

By:	/s/ ANDREW J. RITTER
Andrew J. Ritter,
President

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